INVESTOR RELATIONS AND MARKETING AGREEMENT

THIS INVESTOR RELATIONS AND MARKETING AGREEMENT, made effective this 18th day of November 2013 between:

Coal Harbor Communications Inc.
Suite 2302, 555 Jervis Street
Vancouver BC Canada V6E 4N1
(Hereinafter referred to as “Provider”)

AND:

Enertopia Corp.
950 - 1130 Pender St W
Vancouver BC Canada V6E 4A4
Kelowna BC V1X 7W2

(Hereinafter referred to as “Public Company”)

WITNESS THAT:

WHEREAS:

A.              Public Company requires investor relations and marketing advisory services and desires to employ Provider to provide such services;

B.              Provider is engaged in the business of providing marketing, promotional and public relations services to listed companies and has agreed to provide such services to the Public Company as its “Investor Relations Contractor”.

NOW THEREFORE, the parties agree as follows:

I.               APPOINTMENT

Public Company hereby engages Provider to provide investor relations and marketing services and hereby retains and employs Provider on the terms and conditions of this Agreement. Provider accepts such appointment and agrees to use its best efforts to perform such services, upon the terms and conditions of this Agreement.

II.              TERM

The initial term of this agreement shall begin on the date of execution of this Agreement and continue for two months. Thereafter the agreement will continue on a month-by-month basis pending cancelation by written notification with 30 days notice.

III.            SERVICES OF PROVIDER

Provider shall act generally as the Investor Relations Officers for Public Company and as such shall perform services as follows:

A.              Provider will introduce the Co. to industry professionals and organize meetings for possible financing, analyst and/or newsletter reports and appropriate public relations and advertising venues.

B.              Provider will create and maintain a database of investors, brokers, analysts, newsletter writers, etc. on behalf of the Co.

C.              Consult with and advise Public Company and assist in developing appropriate due diligence material (to satisfy the in-house and regulatory requirements of broker/dealers) broker presentations, corporate mailing pieces, brochures, shareholder communications, research reports and other collateral material. Within the guidelines of an approved budget, CHC will propose advertising campaigns designed to increase the audience for the Co. and to source investor leads.

COAL HARBOR COMMUNICATIONS INC.

Investor Relations and Marketing Agreement	page 2

D.              Provider will telephone new contacts and update contacts in the database on corporate developments in an on-going, timely and professional manner. The provider will target to make 50 outgoing calls per day as well as answer incoming calls, answer questions and fulfill requests for investor packages by email/mail/fax/ and courier.

IV.             LIMITATIONS ON SERVICES

The parties recognize that certain responsibilities and obligations are imposed by federal, provincial and state securities laws and by the applicable rules and regulations of the Securities Commissions. Accordingly, Provider agrees that:

A.              Provider shall not release any financial or other material information or data about Public Company and its business without the consent of approval of Public Company;

B.              Provider shall not conduct any meetings with financial analysts regarding Public Company without informing Public Company of the proposed meeting and its general format or agenda;

C.              Provider shall not release any information or data about Public Company’s affairs to selected limited person(s), entity or group if Provider is aware that such information or data has not been generally released or promulgated.

V.              REPRESENTATIONS AND INDEMNIFICATION

A.              Public Company shall be deemed to make a continuing representation of the accuracy of any and all material facts, material information and data that it supplies to Provider and the general availability of such information. Public Company is aware that Provider will rely on such continuing representation in disseminating such information and otherwise performing its public relations functions under this Agreement.

B.              Provider in the absence of notice in writing from Public Company will rely on the continuing accuracy of material; information and data supplied by Public Company and its general availability.

C.              Public Company hereby agrees to indemnify Provider against and to hold Provider harmless from any claims, suits, loss damages, etc. arising out of Provider reliance on the general availability of information supplied to Provider and Provider ability to promulgate such information.

D.              Conversely, Public Company may rely on Provider to disseminate and promulgate only such material, information and data as supplied by Public Company for such purposes. Provider hereby agrees to indemnify Public Company against and to hold Public Company harmless from any claims, damages, suits, loss damages, etc. arising out of Public Company’s reliance upon Provider to disseminate and promulgate only such facts, material information and data.

VI.             COMPENSATION

In consideration for the services the Company will pay the Provider a one-time payment of two hundred thousand shares (200,000) of restricted common stock in Enertopia Corporation. The stock will be issued in the name of Dale Paruk for 100,000 shares and Neil Blake for 100,000 shares. The company agrees that upon execution of the Agreement, the shares will be considered earned in full by the Provider. The Company agrees that the shares were issued as payment for the Consultant’s agreement to consult to the Company, and are non-refundable, non-cancellable, non-apportion able and the shares are not and shall not be construed as a prepayment for future services. .In consideration of Provider rendering to Public Company the services referred to in section III, Public Company shall pay Provider, a monthly fee of $5,000 payable on the 1st day of each monthly period starting 60 days from the signing of this agreement. The Public Company further agrees to pay Provider $500 per month to cover expenses incurred on its behalf. Any expenses above $500 per month must be pre-approved.

COAL HARBOR COMMUNICATIONS INC.

Investor Relations and Marketing Agreement	page 3

VII.            RELATIONSHIP OF PARTIES

Provider is a contractor, responsible for compensation of its agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment insurance) and all workers compensation insurance. This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties and neither party is intended to have any interest in the business or property of the other.

VIII.           GENERAL

A.              This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia, which shall be deemed to be the proper law of this contract.

B.              This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto or by their successors or assigns.

C.              This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document, and any facsimile signature shall be taken as an original.

D.              The provisions herein contained constitute the entire agreement between the parties and supersedes all previous communications, representations and agreements whether oral or written between the parties with respect to the subject matter hereof.

E.              Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

F.              No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of that party’s rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defer or affect in any way the rights of the party in respect of any such continuing or subsequent default breach of non-observance, and no waiver shall be inferred from or implied by anything done or omitted to be done by the party having those rights.

G.              This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, successors and their respective permitted assigns.

H.              Time is of the essence of this agreement.

I.              This Agreement is subject to the acceptance of the applicable stock exchanges and regulatory bodies.

COAL HARBOR COMMUNICATIONS INC.

Investor Relations and Marketing Agreement	page 4

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their respective hands as of the day and year first written above.

COAL HARBOR COMMUNICATIONS INC.	Enertopia Corp.
PROVIDER	PUBLIC COMPANY

Per: Authorized Signatory	Per: Authorized Signatory

COAL HARBOR COMMUNICATIONS INC.